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                                                                    Exhibit 99.1


Galileo International
9700 West Higgins Road,
Suite 400
Rosemont, Illinois 60018                            [LOGO]
Telephone (847) 518-4000
Facsimile (847) 518-4917


NEWS RELEASE
For Further Information:                      Cliff O'Neal, Corporate Relations
                                              +1 (847) 518-4925
                                              cliff.o'neal@galileo.com

                                              Andrea Steffy, Corporate Relations
                                              +1 847 518 4973
                                              andrea.steffy@galileo.com

                                              Tammy Bobbitt, Investor Relations
                                              +1 847 518 4771
                                              tbobbitt@galileo.com


              GALILEO INTERNATIONAL ADOPTS STOCKHOLDER RIGHTS PLAN

ROSEMONT, Ill., February 22, 2001 -- Galileo International, Inc. (NYSE: GLC), announced today that its Board of Directors has adopted a stockholder rights plan as part of its goal of maximizing stockholder value. As previously announced, the Company's Board of Directors is considering strategic alternatives available to the Company for maximizing stockholder value, including, but not limited to, a leveraged buyout or sale to a strategic buyer. (Photo: http://www.newscom.com/cgi-bin/prnh/20000208/GALILEO)

This action was taken after careful study and was not taken in response to any pending takeover bid for the Company. The plan is intended to protect the Company and its stockholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the Company and its stockholders. The plan is not intended to deter offers that are fair and otherwise in the best interest of all of the Company's stockholders. The adoption of a stockholder rights plan is a well-accepted approach to ensuring that all stockholders receive a fair price and are treated equally in the event of a takeover.

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Pg. 2, Galileo International Adopts Stockholder Rights Plan
February 22, 2001

Under the plan, the rights will initially trade together with Galileo International common stock and will not be exercisable. In the absence of further board action, the rights generally will become exercisable and allow the holder to acquire Galileo International common stock at a discounted price if a person or group that beneficially owns 15% or more of the Company's outstanding common stock as of the date the plan goes into effect acquires 20% of the Company's outstanding common stock, or if any other person or group acquires 15% or more of the Company's outstanding common stock. Rights held by persons that exceed the applicable threshold will be void. Under certain circumstances, the rights will entitle the holder to buy the shares in an acquiring entity at a discounted price.

The plan also includes an exchange option. In general, after the rights become exercisable, the Board of Directors may, at its option, effect an exchange of part or all of the rights - other than rights that have become void - for shares of Galileo International common stock. Under this option, Galileo International would issue one share of common stock for each right, subject to adjustment in certain circumstances.

The Board of Directors of Galileo International may, at its option, redeem all rights for $0.01 per right at any time prior to the time the rights become exercisable. The rights will expire on March 8, 2011, unless earlier redeemed, exchanged or amended by the Board of Directors.

The issuance of the rights is not a taxable event, will not affect the reported financial condition or results of operations (including earnings per share) of Galileo International and will not change the manner in which Galileo International common stock is currently traded.

Galileo International is one of the world's leading providers of electronic global distribution services for the travel industry. The company provides travel agencies, corporate travel managers and Internet users with the ability to book travel by accessing schedule, availability and pricing information. Galileo e-enables the travel industry, providing industry-leading technology solutions such as an advanced suite of wireless applications and numerous Internet initiatives.

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Pg. 3, Galileo International Adopts Stockholder Rights Plan
February 22, 2001

Through its Internet subsidiary, TRIP.com, the mobile business professional can access premier one-stop online travel services and technology solutions from Galileo. Building one of the largest TCP/IP global networks through its subsidiary Quantitude, Galileo is providing advanced telecommunication services for a variety of customers both in the travel industry and beyond. Headquartered in Rosemont, Ill., USA, Galileo International has corporate offices worldwide and operates its state-of-the-art Data Center in Englewood, Colo., USA. To learn more about Galileo International, visit http://www.galileo.com.

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Statements in this report that are not strictly historical, including statements as to plans, objectives and future performance, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company has based these forward-looking statements on our current expectations and projections about future events. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties associated with the company's forward-looking statements include, but are not limited to: the loss and inability to replace the bookings generated by one or more of its five largest travel agency customers; its ability to effectively execute our sales initiatives in key markets; its sensitivity to general economic conditions and events that affect airline travel and the airlines that participate in its Apollo'r' and Galileo'r' systems; circumstances relating to its investment in technology, including its ability to timely develop and achieve market acceptance of new products; its ability to successfully expand its operations and service offerings in new markets, including the on-line travel market; its ability to manage administrative, technical and operational issues presented by its expansion plans and acquisitions of other businesses; its ability to deliver to Galileo and to outside customers a new, Internet protocol-based network as planned, and for the cost and within the time frame currently estimated; the results of its international operations and expansion into developing and new computerized reservation system ("CRS") markets and other distribution channels, governmental approvals, trade and tariff barriers, and political risks; the type and number of strategic alternatives, if any, designed to maximize shareholder value as determined by our Board of Directors; new or different legal or regulatory requirements governing the CRS industry; natural disasters, security breaches or other calamities that may cause significant damage to its Data
Center facility; and its ability to complete the transition to a new, Internet protocol-based network as planned, and for the cost and within the time frame currently estimated.